Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Ambow Education Holding Ltd. on Form F-3 (File No. 333-264878) of our report dated April 25, 2024, with respect to our audits of the consolidated financial statements of Ambow Education Holding Ltd. as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 appearing in the Annual Report on Form 20-F of Ambow Education Holding Ltd. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

April 25, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com